Exhibit 10.9

January 15, 2026

Mr. Craig Bentley

Dear Mr. Bentley,

Re: Amendment to Executive Services Agreement

We refer to the Executive Services Agreement dated 19 September 2022 and all further updates (the “Agreement”) between Nova Minerals Limited (the “Company”) and yourself (the “Executive”).

In recognition of your contributions and to reflect updated terms of your engagement, the Company proposes to amend the Agreement as follows, effective from 1 January 2026:

1.	Increase in Fee: Schedule 1, clause 5 of the Agreement is amended to increase the monthly fee payable to the Executive from A$200,000 p.a. to A$275,000 p.a, inclusive of any applicable taxes or superannuation contributions. This increase shall apply to all services rendered from 1 January 2026 onward.

2.	One-Off Bonus: In addition to the increased monthly fee, the Company will pay you a one-off bonus of A$75,000 in recognition of your efforts in securing a United States government grant, supporting the Company’s capital raising activities, and taking on additional responsibilities. This bonus will be paid in January 2026, subject to any applicable withholding taxes.

3.	Addition of Change of Control Provision: A new clause is added to the Agreement as follows:

“In the event of a Change of Control of the Company, all unvested Options and Performance Rights granted to the Executive pursuant to this Agreement shall immediately vest in full and become exercisable or convertible (as applicable), provided that such vesting shall be subject to compliance with section 606(1) of the Corporations Act 2001 (Cth) and shall not result in any person acquiring a relevant interest in the Company’s voting shares in contravention thereof. For the purposes of this clause, a “Change of Control” means: (a) a takeover bid under Chapter 6 of the Corporations Act 2001 (Cth) becoming unconditional and the bidder acquiring a relevant interest in at least 50.1% of the Company’s issued voting shares; (b) a court approving, under section 411(4)(b) of the Corporations Act 2001 (Cth), a scheme of arrangement for the reconstruction or amalgamation of the Company that results in a person or group obtaining voting power sufficient to control the composition of the Board; or (c) any other event or transaction regulated under Chapter 6 of the Corporations Act 2001 (Cth) whereby a person or group acquires control of the Company, as determined by the Board acting in good faith and in accordance with its fiduciary duties. If the vesting or any subsequent exercise or conversion would contravene section 606(1) of the Corporations Act 2001 (Cth), such vesting, exercise, or conversion shall be deferred until it can occur without contravention.”

Main Operations	Corporate	www.novaminerals.com.au
Whiskey Bravo Airstrip	Suite 5, 242 Hawthorn Road,	info@novaminerals.com.au

Matanuska-Susitna Borough, Alaska, USA	Caulfield, VICTORIA 3161, Australia	ACN 006 690 348
1150 S Colony Way Suite 3-440, Palmer, AK 99645	Phone +61 3 9537 1238	NASDAQ: NVA ASX: NVA

All other terms and conditions of the Agreement shall remain in full force and effect. This letter may be executed in counterparts, and electronic signatures shall be deemed valid and binding.

If you agree to the above amendments, please sign and date the acceptance below and return a copy to us at your earliest convenience.

Yours sincerely,

/s/ Richard Beazley

Mr Richard Beazley

Chairman of the Board - Nova Minerals Limited

Acceptance

I, Craig Bentley, accept the amendments to the Executive Services Agreement as set out in this letter.

Signed: /s/ Craig Bentley	Date 16/01/2026